Exhibit 3.1
THE COMPANIES LAW (2010 REVISION)
EXEMPTED COMPANY LIMITED BY SHARES
SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
NOBAO RENEWABLE ENERGY HOLDINGS LIMITED
(Adopted by Special Resolution passed on October 21, 2010)
1.	The name of the Company is Nobao Renewable Energy Holdings Limited.

2.	The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by Law.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Law (2010 Revision).

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.001 each comprising of (i) 350,000,000 ordinary shares (“Ordinary Shares”), (ii) 100,000,000 Series A Preferred Shares (“Series A Preferred Shares”) and (iii) 55,000,000 Series A-1 Senior Preferred Shares (“Series A-1 Senior Preferred Shares”).

9.	The Company may exercise the power contained in the Companies Law (2010 Revision) to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

TABLE OF CONTENTS

INTERPRETATION		1
1.	Definitions	1

SHARES		4
2.	Power to Issue Shares	4
3.	Redemption and Purchase of Shares	4
4.	Rights Attaching to Shares	5
5.	Calls on Shares	5
6.	Joint and Several Liability to Pay Calls	6
7.	Forfeiture of Shares	6
8.	Share Certificates	7
9.	Fractional Shares	7

REGISTRATION OF SHARES		7
10.	Register of Members	7
11.	Registered Holder Absolute Owner	8
12.	Transfer of Registered Shares	8
13.	Transmission of Registered Shares	9

ALTERATION OF SHARE CAPITAL		11
14.	Power to Alter Capital	11
15.	Variation of Rights Attaching to Shares	11

DIVIDENDS AND CAPITALISATION		12
16.	Dividends	12
17.	Power to Set Aside Profits	12
18.	Method of Payment	13
19.	Capitalisation	13

MEETINGS OF MEMBERS		13
20.	Annual General Meetings	13
21.	Extraordinary General Meetings	14
22.	Requisitioned General Meetings	14
23.	Notice	14
24.	Giving Notice	15
25.	Postponement of General Meeting	15
26.	Participating in Meetings by Telephone	15
27.	Quorum at General Meetings	16
28.	Chairman to Preside	16
29.	Voting on Resolutions	16
30.	Power to Demand a Vote on a Poll	17
31.	Voting by Joint Holders of Shares	17
32.	Instrument of Proxy	18
33.	Representation of Corporate Member	18
34.	Adjournment of General Meeting	19

35.	Written Resolutions	19
36.	Directors Attendance at General Meetings	19

DIRECTORS AND OFFICERS		20
37.	Appointment of Directors and Observer	20
38.	Number of Directors	20
39.	Term of Office of Directors	20
40.	Alternate Directors	20
41.	Removal of Directors	21
42.	Vacancy in the Office of Director	21
43.	Remuneration of Directors	22
44.	Defect in Appointment of Director	22
45.	Directors to Manage Business	22
46.	Powers of the Board of Directors	22
47.	Register of Directors and Officers	24
48.	Officers	24
49.	Appointment of Officers	24
50.	Duties of Officers	24
51.	Remuneration of Officers	24
52.	Conflicts of Interest	24
53.	Indemnification and Exculpation of Directors and Officers	25

MEETINGS OF THE BOARD OF DIRECTORS		26
54.	Board Meetings	26
55.	Notice of Board Meetings	26
56.	Participation in Meetings by Telephone	26
57.	Quorum at Board Meetings	26
58.	Board to Continue in the Event of Vacancy	26
59.	Chairman to Preside	26
60.	Written Resolutions	27
61.	Validity of Prior Acts of the Board	27
62.	Minutes	27
63.	Register of Mortgages and Charges	28
64.	Form and Use of Seal	28

ACCOUNTS		28
65.	Books of Account	28
66.	Financial Year End	29

AUDITS		29
67.	Audit	29
68.	Appointment of Auditors	29
69.	Remuneration of Auditors	29
70.	Duties of Auditor	29
71.	Access to Records	30
72.	Winding-Up	30

CHANGES TO CONSTITUTION		30
73.	Changes to Articles	30
74.	Changes to the Memorandum of Association	30
75.	Discontinuance	31

ARTICLES OF ASSOCIATION
OF
NOBAO RENEWABLE ENERGY HOLDINGS LIMITED
(Adopted by Special Resolution passed on October 21, 2010)
Table A
The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.
INTERPRETATION

1.	Definitions
1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Alternate Director	an alternate director appointed in accordance with these Articles;

Articles	these Articles of Association as altered from time to time (including Schedule A hereto);

Auditor	includes an individual or partnership;

Board	the board of directors appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Company	the company for which these Articles are approved and confirmed;

Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

Law	The Companies Law (2010 Revision) of the Cayman Islands and every modification, reenactment or revision thereof for the time being in force;

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

month	calendar month;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

ordinary resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the Members holding a majority of each of the Ordinary Shares, the Series A Preferred Shares and the Series A-1 Preferred Shares;

Ordinary Shares	has the meaning as set forth in the Memorandum of Association;

paid-up	paid-up or credited as paid-up;

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

Register of Members	the register of Members referred to in these Articles;

Registered Office	the registered office for the time being of the Company;

ROFR Agreement	The Amended and Restated Right of First Refusal and Co-Sale Agreement dated [ ], 2010 by and among the Company and the other parties thereto;

Schedule A	Schedule A to these Articles;

Seal	the common seal or any official or duplicate seal of the Company;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Series A Director	has the meaning as set forth in Article 37;

Series A-1 Director	has the meaning as set forth in Article 37;

Series A Preferred Shares	has the meaning as set forth in the Memorandum of Association;

Series A-1 Senior Preferred Shares	has the meaning as set forth in the Memorandum of Association;

share	includes a fraction of a share;

Shareholders Agreement	the Amended and Restated Shareholders Agreement dated October 21, 2010 by and among the Company and the other parties thereto;

special resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a majority of not less than two thirds of the votes cast, as provided in the Law, or a written resolution passed by Members holding a majority of each of the Ordinary Shares, the Series A Preferred Shares and the Series A-1 Preferred Shares;

written resolution	a resolution passed in accordance with Article 35 or 60; and

year	calendar year.
1.2	In these Articles, where not inconsistent with the context:
(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:
(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;
(e)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(f)	unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.
1.3	In these Articles, expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

1.5	Schedule A shall form part of these Articles. If at any time there shall be any conflict between the provisions of Schedule A and the provisions contained in the remainder of the Articles, then the provisions of Schedule A shall prevail. Terms which are defined in Schedule A shall bear the meaning ascribed thereto in Schedule A.

1.6	The terms of these Articles are subject to the terms of the Shareholders Agreement and the ROFR Agreement. If at any time there shall be any conflict between the provisions of the Shareholders Agreement and/or the ROFR Agreement, on the one hand, and the provisions contained in the remainder of the Articles, on the other hand, then the provisions of the Shareholders Agreement and/or the ROFR Agreement shall prevail.
SHARES

2.	Power to Issue Shares
2.1	Subject to these Articles (including without limitation Schedule A) and to any resolution of the Members to the contrary, and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise, provided that no share shall be issued at a discount except in accordance with the Law.

3.	Redemption and Purchase of Shares
3.1	Subject to the Law and these Articles (including without limitation Schedule A), the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member.

3.2	Subject to these Articles (including without limitation Schedule A), the Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law.

3.3	Subject to these Articles (including without limitation Schedule A), the redemption price of a redeemable share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

3.4	Every share certificate representing a redeemable share shall indicate that the share is redeemable.

3.5	Subject to the law and these Articles (including without limitation Schedule A), and with the sanction of an ordinary resolution authorising the manner and terms of purchase, the Directors may on behalf of the Company purchase any share in the Company (including a redeemable share) by agreement with the holder or pursuant to the terms of the issue of the share and may make payments in respect of such purchase in accordance with the law.

3.6	The redemption price may be paid in any manner authorised by these Articles (including without limitation Schedule A) for the payment of dividends.

3.7	Subject to these Articles (including without limitation Schedule A), a delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.8	Subject to these Articles (including without limitation Schedule A), the Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose).

3.9	Subject as aforesaid, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the shares shall or may be affected.

3.10	No share may be redeemed unless it is fully paid-up.

4.	Rights Attaching to Shares
Subject to Article 2.1, Schedule A, the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the rights and restrictions to the Ordinary Shares, the Series A-1 Senior Preferred Shares and the Series A Preferred Shares are set out in full in these Articles (including Schedule A hereto).

5.	Calls on Shares
5.1	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.
5.2	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3	The Company may make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares.

6.	Joint and Several Liability to Pay Calls
The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.	Forfeiture of Shares
7.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:
Notice of Liability to Forfeiture for Non-Payment of Call
• (the “Company”)
You have failed to pay the call of [amount of call] made on the [ ] day of [ ], 20[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [ ] day of [ ], 20[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 20[ ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [ ] day of [ ], 20[ ]

[Signature of Secretary] By Order of the Board
7.2	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the

Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.
7.3	A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

7.4	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates
8.1	Every Member shall be entitled to a certificate under the common seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

8.2	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

8.3	Share certificates may not be issued in bearer form.

9.	Fractional Shares
The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby, all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.
REGISTRATION OF SHARES

10.	Register of Members
The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:
(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

11.	Registered Holder Absolute Owner
11.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a share, then, except as aforesaid:
(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

12.	Transfer of Registered Shares
12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:
Transfer of a Share or Shares
• (the “Company”)
FOR VALUE RECEIVED [amount], I, [name of transferor] hereby

sell, assign and transfer unto [transferee] of [address], [number] of shares of the Company.
DATED this [   ] day of [   ], 20[   ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness
12.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

12.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

12.4	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

12.5	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share that is not made in compliance with the terms of the Shareholders Agreement and/or the ROFR Agreement. If the Board refuses to register a transfer of any share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

13.	Transmission of Registered Shares
13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Section 13, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.
13.2	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:
Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member
• (the “Company”)
I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.
DATED this [   ] day of [   ], 20[   ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness
13.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

13.4	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.
ALTERATION OF SHARE CAPITAL

14.	Power to Alter Capital
14.1	Subject to the Law and these Articles (including without limitation Schedule A), the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:
(a)	increase its capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(e)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.
14.2	For the avoidance of doubt it is declared that Article 14.1(b), (c) and (d) do not apply if at any time the shares of the Company have no par value.

14.3	Subject to the Law and these Articles (including without limitation Schedule A), the Company may from time to time by Special Resolution reduce its share capital.

15.	Variation of Rights Attaching to Shares
Subject to these Articles (including without limitation Schedule A), if, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons (or one in the event only one person holds such class of shares) at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
DIVIDENDS AND CAPITALISATION

16.	Dividends
16.1	The Board may, subject to these Articles (including without limitation Schedule A) and any direction of the Company in general meeting, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company).

16.2	Where the Directors determine that a dividend shall be paid wholly or partly by the distribution of specific assets, the Directors may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Directors may fix the value of such specific assets and vest any such specific assets in trustees on such terms as the Directors think fit.

16.3	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Subject to the requirements of the Law, dividends may also be declared and paid out of a share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

16.4	No unpaid dividend shall bear interest as against the Company.

16.5	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

16.6	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.7	The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring the same.

17.	Power to Set Aside Profits
17.1	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.
17.2	Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

18.	Method of Payment
18.1	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

18.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

18.3	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

19.	Capitalisation
19.1	The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

19.2	The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.
MEETINGS OF MEMBERS

20.	Annual General Meetings
The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint.

21.	Extraordinary General Meetings
21.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	The Chairman, or any three Directors, or any two Directors and the Secretary, or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.

22.	Requisitioned General Meetings
22.1	The Board shall, on the requisition of (i) Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company (ii) a majority of the holders of Series A-1 Senior Preferred Shares, forthwith proceed to convene an extraordinary general meeting of the Company. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

22.2	If the Directors do not within twenty-one days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

23.	Notice
23.1	At least five days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

23.2	At least five days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting.

23.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of dispatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.
23.4	A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; and (ii) in the case of an extraordinary general meeting, by seventy-five percent of the Members entitled to attend and vote thereat.

23.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

24.	Giving Notice
24.1	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article 24, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form.

24.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3	Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, electronic mail, or such other method as the case may be.

25.	Postponement of General Meeting
The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each member in accordance with the provisions of these Articles.

26.	Participating in Meetings by Telephone
Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.	Quorum at General Meetings
27.1	At any general meeting of the Company a quorum shall be present if one (1) or more persons present in person and representing in person or by proxy each of the majority of the then outstanding Series A-1 Senior Preferred Shares, the majority of the then outstanding Series A Preferred Shares and the majority of the then outstanding Ordinary Shares throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time.

27.2	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

28.	Chairman to Preside
Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In his absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Voting on Resolutions
29.1	Subject to the provisions of the Law, the Shareholders Agreement and these Articles (including without limitation Schedule A), any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

29.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

29.3	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles (including without limitation Schedule A), every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

29.4	At any general meeting if an amendment shall be proposed to any resolution under consideration and the chairman of the meeting shall rule on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

29.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.

30.	Power to Demand a Vote on a Poll
30.1	Notwithstanding the foregoing, a poll may be demanded by the Chairman or at least one Member.

30.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

30.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place at such meeting as the chairman of the meeting may direct and any business other than that upon which a poll has been demanded may be proceeded with, pending the taking of the poll.

30.4	Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialed or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

31.	Voting by Joint Holders of Shares
In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

32.	Instrument of Proxy
32.1	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:
Proxy
• (the “Company”)
I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members held on the [ ] day of [ ], 20[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 20[ ]

Member(s)

32.2	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by a duly authorised officer or attorney.

32.3	A member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf.

32.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

33.	Representation of Corporate Member
33.1	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Members and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

33.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

34.	Adjournment of General Meeting
The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with these Articles.

35.	Written Resolutions
35.1	Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

35.2	A resolution in writing may be signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or all the Members of the relevant class thereof, in as many counterparts as may be necessary.

35.3	A resolution in writing made in accordance with this Article 35 is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

35.4	A resolution in writing made in accordance with this Article 35 shall constitute minutes for the purposes of the Law.

35.5	For the purposes of this Article 35, the date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article 35, a reference to such date.

36.	Directors Attendance at General Meetings
The Directors of the Company shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

37.	Appointment of Directors and Observer
The holders of a majority of the then outstanding Ordinary Shares shall have the right to nominate and appoint three (3) Directors to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position. The holders of a majority of the then outstanding Series A Preferred Shares shall be entitled to nominate and appoint one (1) Director to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position (the “Series A Director”). The holders of a majority of the then outstanding Series A-1 Senior Preferred Shares shall be entitled to nominate and appoint one (1) Director to the Board, to remove any Director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Director occupying such position (the “Series A-1 Director”). The holders of a majority of the then outstanding Series A-1 Senior Preferred Shares shall be entitled to appoint one (1) non-voting observer (the “Observer”) to the Board and any committee thereof, to remove any Observer occupying such position and to fill any vacancy caused by the resignation, death or renewal of any Observer occupying such position. There shall be no shareholding qualification for Directors or the Observer unless prescribed by special resolution.

38.	Number of Directors
There shall be a Board of Directors consisting of five (5) persons.

39.	Term of Office of Directors
An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

40.	Alternate Directors
40.1	A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

40.2	The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

40.3	An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

40.4	If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

40.5	Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article 40 shall apply equally to such committee meetings as to meetings of the Directors.

40.6	If so authorised by an express provision in his notice of appointment, an Alternate Director may join in a written resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

40.7	Save as provided in these Articles, an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

40.8	A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

41.	Removal of Directors
Subject to these Articles (including without limitation Schedule A), the Company may from time to time by ordinary resolution remove any Director from office, whether or not appointing another in his stead.

42.	Vacancy in the Office of Director
The office of Director shall be vacated if the Director:
(a)	is removed from office pursuant to these Articles;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)	resigns his office by notice in writing to the Company.

43.	Remuneration of Directors
The remuneration (if any) of the Directors and the Observer shall, subject to these Articles (including without limitation Schedule A) and any direction that may be given by the Company in general meeting, be determined by the Directors as they may from time to time determine and shall be deemed to accrue from day to day. The Directors (including any Alternate Director) and the Observer may also be reimbursed for all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors or Observer generally.

44.	Defect in Appointment of Director
All acts done in good faith by the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

45.	Directors to Manage Business
The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles (including without limitation Schedule A), required to be exercised by the Company in general meeting subject, nevertheless, to these Articles (including without limitation Schedule A), the provisions of the Law and to such directions as may be prescribed by the Company in general meeting.

46.	Powers of the Board of Directors
Without limiting the generality of Article 45 and subject to these Articles (including without limitation Schedule A), the Board may:
(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. One Series A-1 Director and one Series A Director shall serve on each such committee. Subject to any directions or regulations made by the Directors for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

47.	Register of Directors and Officers
47.1	The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:
(a)	first name and surname; and

(b)	address.
47.2	The Board shall, within the period of thirty days from the occurrence of:
(a)	any change among its Directors and Officers; or

(b)	any change in the particulars contained in the Register of Directors and Officers, cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

48.	Officers
The Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

49.	Appointment of Officers
The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

50.	Duties of Officers
The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

51.	Remuneration of Officers
The Officers shall receive such remuneration as the Board may determine.

52.	Conflicts of Interest
52.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

52.2	A Director who is aware that he is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by law.

52.3	Following a declaration being made pursuant to this Article 52, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

53.	Indemnification and Exculpation of Directors and Officers
53.1	The Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators, and personal representatives (each of which persons being referred to in this Article 53 as an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any actual fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

53.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

MEETINGS OF THE BOARD OF DIRECTORS

54.	Board Meetings
The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

55.	Notice of Board Meetings
A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (in person or by telephone) or otherwise communicated or sent to such Director by post, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

56.	Participation in Meetings by Telephone
Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57.	Quorum at Board Meetings
The quorum necessary for the transaction of business at a meeting of the Board shall be three (3) Directors, including each of the Series A Director and the Series A-1 Director; provided, however, that if such quorum cannot be obtained per two (2) consecutive meetings of the Board due to the failure of a Series A Director or Series A-1 Director to attend such meetings after the notice of the meetings has been sent by the Company in accordance with these Articles (such non-attending Director, the “Non-Attending Director”), then the attendance of any other three Directors (which shall include the Series A Director or Series A-1 Director that is not the Non-Attending Director) at the next duly called meeting of the Board shall constitute a quorum; provided further, that if there is less than three (3) Directors for the time being in office the quorum shall be one (1) or two (2), as applicable.

58.	Board to Continue in the Event of Vacancy
The Board may act notwithstanding any vacancy in its number.

59.	Chairman to Preside
Unless otherwise agreed by a majority of the Directors attending, the Chairman, if there be one, shall act as chairman at all meetings of the Board at which such person is present.

In his absence a chairman shall be appointed or elected by the Directors present at the meeting.

60.	Written Resolutions
60.1	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors.

60.2	A resolution in writing may be signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors in as many counterparts as may be necessary.

60.3	A resolution in writing made in accordance with this Article 60 is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

60.4	A resolution in writing made in accordance with this Article 60 shall constitute minutes for the purposes of the Law.

60.5	For the purposes of this Article 60, the date of the resolution is the date when the resolution is signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Director to sign (or Alternate Director to sign if so authorised under Article 40.6), and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article 60, a reference to such date.

61.	Validity of Prior Acts of the Board
No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.
CORPORATE RECORDS

62.	Minutes
The Board shall cause minutes to be duly entered in books provided for the purpose:
(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

63.	Register of Mortgages and Charges
63.1	The Directors shall cause to be kept the Register of Mortgages and Charges required by the Law.

63.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two (2) hours in each such business day be allowed for inspection.

64.	Form and Use of Seal
64.1	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Cayman; and, if the Directors think fit, a duplicate Seal may bear on its face of the name of the country, territory, district or place where it is to be issued.

64.2	The Seal (if any) shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

64.3	Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.
ACCOUNTS

65.	Books of Account
65.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.
65.2	Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

65.3	Other than as provided in the Shareholders Agreement, no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

66.	Financial Year End
The financial year end of the Company shall be 31st December in each year but, subject to these Articles (including without limitation Schedule A) and any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.
AUDITS

67.	Audit
Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

68.	Appointment of Auditors
68.1	Subject to these Articles (including without limitation Schedule A), the Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

68.2	Subject to these Articles (including without limitation Schedule A), whenever there are no Auditors appointed as aforesaid, the Directors may appoint Auditors to hold office for such period as the Directors may determine or earlier removal from office by the Company in general meeting.

68.3	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

69.	Remuneration of Auditors
Unless fixed by the Company in general meeting, the remuneration of the Auditor shall be as determined by the Directors.

70.	Duties of Auditor
The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article 70 during the Auditor’s tenure of office.

71.	Access to Records
71.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of the audit, he shall state that fact in his report to the Members.

71.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.
VOLUNTARY WINDING-UP AND DISSOLUTION

72.	Winding-Up
72.1	Subject to these Articles (including without limitation Schedule A) and the Shareholders Agreement, the Company may be voluntarily wound-up by a special resolution of the Members.

72.2	Subject to these Articles (including without limitation Schedule A), if the Company shall be wound up the liquidator may, with the sanction of a special resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.
CHANGES TO CONSTITUTION

73.	Changes to Articles
Subject to the Law, these Articles (including without limitation Schedule A) and the conditions contained in its memorandum, the Company may, by special resolution, alter or add to its Articles.

74.	Changes to the Memorandum of Association
Subject to the Law, the Shareholders Agreement and these Articles (including without limitation Schedule A), the Company may from time to time by Special Resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

75.	Discontinuance
Subject to these Articles (including without limitation Schedule A), the Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.

SCHEDULE A
ARTICLE 1
DIVIDENDS
     1.1 Subject to the provisions of the Law and the other provisions of this Schedule A, no dividends shall be declared or paid (i) on the Ordinary Shares, unless and until a dividend in like amount is declared or paid on each outstanding Series A Preferred Share and Series A-1 Senior Preferred Share or (ii) on the Series A Preferred Shares, unless and until a dividend in like amount is declared or paid on each outstanding Series A-1 Senior Preferred Share.
     1.2 Subject to the provisions of the Law and the other provisions of this Schedule A, each holder of Series A Preferred Shares and Series A-1 Senior Preferred Shares shall be entitled to receive, on an annual basis and when, as and if declared by the Board, preferential, non-cumulative dividends at the rate equal to the greater of (i) three percent (3%) of its total investment amount in the Company, and (ii) the dividend that would be paid with respect to the Ordinary Shares into which the Series A-1 Senior Preferred Shares or Series A Preferred Shares could be converted, in each case for each Series A-1 Senior Preferred Share or Series A Preferred Share held by such holder, payable in cash or shares when and as such cash becomes legally available therefor on parity with each other, prior and in preference to any dividend on any Ordinary Shares; provided that such dividends shall accrue and be payable only when, as, and if declared by the Board (including approval of the Series A Director and Series A-1 Director). All declared but unpaid dividends shall be paid in cash when and as such cash becomes legally available to the holders of the Series A Preferred Shares immediately prior to the closing of a Qualified IPO. Dividends (if any) declared and paid pursuant to this Section 1.2 shall be non-cumulative.
     1.3 After distribution or payment in full of the amount distributable or payable on the Series A Preferred Shares and the Series A-1 Senior Preferred Shares pursuant to Section 1.2, each holder of Series A Preferred Shares, Series A-1 Senior Preferred Shares and Ordinary Shares shall be entitled to receive, on an annual basis and when, as and if declared by the Board (including approval of the Series A Director and Series A-1 Director), non-cumulative dividends, payable in cash or shares when and as such cash becomes legally available therefor on parity with each other. Dividends (if any) declared and paid pursuant to Section 1.3 shall be non-cumulative.
ARTICLE 2
LIQUIDATION
     2.1 Liquidation Preferences. Upon any Liquidation Event (as defined below):
     (a) First, before any distribution or payment shall be made to the holders of any Ordinary Shares or Series A Preferred Shares, each holder of Series A-1 Senior Preferred Shares shall be entitled to receive, on a pari passu basis, an amount equal to the greater of (i) the Series A-1 Share Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) plus a ten percent (10%) yield thereon calculated from the Applicable Closing Date with respect to each such Series A-1 Senior Preferred Share (compounded annually) and (ii) one hundred and thirty percent (130%) of the total Series A-1 Share Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), in each case, per Series A-1 Senior Preferred Share then held by such holder in preference to the holders of Ordinary Shares and Series A Preferred Shares. If, upon any Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A-1 Senior Preferred Shares, then such assets shall be distributed solely among the holders of Series A-1 Senior Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.
     (b) Second, before any distribution or payment shall be made to the holders of any Ordinary Shares or Series A-1 Senior Preferred Shares (other than with respect to distributions or payments made pursuant to Section 2.1(a) above), each holder of Series A Preferred Shares shall be entitled to receive, on a pari passu basis, an amount equal to one hundred and thirty percent (130%) of the total Series A Purchase Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends declared but unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A Preferred Share then held by such holder in preference to the holders of Ordinary Shares. If, upon any Liquidation Event, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Preferred Shares following the distribution of amounts to the Series A-1 Senior Preferred Holders pursuant to Section 2.1(a), then such assets shall be distributed solely among the holders of Series A Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.
     (c) Third, after distribution or payment in full of the amount distributable or payable on the Series A-1 Senior Preferred Shares pursuant to Section 2.1(a) and the Series A Preferred Shares pursuant to Section 2.1(b), any remaining assets of the Company available for distribution to Members shall be distributed ratably among the holders of outstanding Ordinary Shares, the holders of Series A Preferred Shares and the holders of Series A-1 Senior Preferred Shares (on an as-converted basis).
     2.2 Liquidation on Sale or Merger. Each of the following events shall be treated as a “Liquidation Event” unless waived by the holders of a majority of the then outstanding Series A-1 Senior Preferred Shares and then outstanding Series A Preferred Shares, voting on an as-converted basis:
     (a) any liquidation, winding-up, or dissolution of the Company, whether voluntary or involuntary;
     (b) any consolidation, amalgamation or merger of the Company and/or its subsidiaries or shareholders of the subsidiaries with or into any Person, or any other corporate reorganization, including a sale or acquisition of Equity Securities of the Company, in which the Members of the Company or the shareholders of the subsidiaries immediately before such transaction own less than fifty percent (50%) of the voting power of the surviving entity immediately after such transaction (excluding any transaction effected solely for tax purposes or to change the Company’s domicile);
     (c) a sale of all or substantially all of the assets of the Company and/or its subsidiaries to a third party or license of all or substantially all intellectual property of the Company and/or its subsidiaries to a third party;
     (d) the consummation of any Trade Sale; or
     (e) the exclusive licensing of all or substantially all of the Company and/or its subsidiaries’ intellectual property to a third party (excluding any transaction effected solely for the Company’s internal restructuring).
     2.3 In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Series A-1 Senior Preferred Shares, Series A Preferred Shares and Ordinary Shares shall be determined in good faith by the Board, or by a liquidator if one is appointed. Any securities not subjected to investment letter or similar restrictions on free marketability shall be valued as follows:
     (a) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;
     (b) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and
     (c) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by an independent appraiser appointed by the unanimous approval of the Board.
     The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the Board, or by a liquidator if one is appointed. The holders of a majority of the outstanding Series A-1 Senior Preferred Shares or Series A Preferred Shares shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 2.3, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.
ARTICLE 3
VOTING RIGHTS
     Subject to the provisions of the Articles and the Shareholders Agreement, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, (ii) the holder of each Series A Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series A Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited, and (iii) the holder of each Series A-1 Senior Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series A-1 Senior Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Articles and the Shareholders Agreement, or as required by the Law or as specifically set forth herein or in the Articles, the holders of Series A-1 Senior Preferred Shares and the Series A Preferred Shares shall vote together with the holders of Ordinary Shares, and not as separate classes or series, on all matters put before the Members except with respect to the election of the Series A-1 Director and Series A Director, respectively.
ARTICLE 4
SERIES A-1 CONVERSION
     The holders of the Series A-1 Senior Preferred Shares shall have the following rights described below with respect to the conversion of the Series A-1 Senior Preferred Shares into Ordinary Shares. Subject to the provisions of Section 4.2, the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-1 Senior Preferred Share shall be the quotient of the Series A-1 Purchase Price divided by the then-effective Series A-1 Conversion Price (as defined below). For the avoidance of doubt, subject to the provisions of Section 4.2, the initial conversion ratio for Series A-1 Senior Preferred Shares to Ordinary Shares shall be 1:1, and subject to adjustments of the Series A-1 Conversion Price, as set forth below:
     4.1 Optional Conversion.
     (a) Subject to and in compliance with the provisions of this Section 4.1(a) and subject to compliance with the requirements of the Law, any Series A-1 Senior Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable Ordinary Shares based on the then-effective Series A-1 Conversion Price.
     (b) The holder of any Series A-1 Senior Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A-1 Senior Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Series A-1 Senior Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A-1 Senior

Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Series A-1 Senior Preferred Shares upon the conversion of such Series A-1 Senior Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Series A-1 Senior Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.
     4.2 Automatic Conversion.
     (a) Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, the Series A-1 Senior Preferred Shares shall automatically be converted into Ordinary Shares upon (i) the prior written consent of the holders of a majority of the then-outstanding Series A-1 Senior Preferred Shares or (ii) the closing of a Qualified IPO, in each case, based on the then-effective Series A-1 Conversion Price.
     (b) The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Series A-1 Senior Preferred Shares unless the certificate or certificates evidencing such Series A-1 Senior Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Series A-1 Senior Preferred Shares, or the holder thereof notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Series A-1 Senior Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A-1 Senior Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Series A-1 Senior Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Series A-1 Senior Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.
     4.3 Mechanics of Conversion. The conversion hereunder of any Series A-1 Senior Preferred Share (the “Series A-1 Conversion Share”) shall be effected in the following manner:
     (a) The Company shall redeem the Series A-1 Conversion Share for aggregate consideration (the “Series A-1 Redemption Amount”) equal to (a) the aggregate par value of any shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board (including a Series A-1 Director), of any other assets which are to be distributed upon such conversion.
     (b) Concurrent with the redemption of the Series A-1 Conversion Share, the

Company shall apply the Series A-1 Redemption Amount for the benefit of the holder of the Conversion Share to pay for any shares of the Company issuable and any other assets distributable, to such holder in connection with such conversion.
     (c) Upon application of the Series A-1 Redemption Amount, the Company shall issue to the holder of the Series A-1 Conversion Share all shares issuable, and distribute to such holder all other assets distributable, upon such conversion.
     4.4 Initial Series A-1 Conversion Price. The “Series A-1 Conversion Price” shall initially equal the Series A-1 Share Price, and shall be adjusted from time to time as provided below in Section 4.5.
     4.5 Adjustments to Series A-1 Conversion Price.
     (a) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effects a subdivision of the outstanding Ordinary Shares, the Series A-1 Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Series A-1 Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
     (b) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Series A-1 Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Series A-1 Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.
     (c) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Series A-1 Senior Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Series A-1 Senior Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.
     (d) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Series A-1 Senior Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Series A-1 Senior Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.
     (e) Sale of Shares below the Series A-1 Conversion Price.
     (i) Full Ratchet Adjustment. In the event the Company shall issue or sell Additional Ordinary Shares (other than Additional Ordinary Shares issued or deemed to be issued pursuant to this Section 4.5(a) and Section 4.5(b)), after the date of the Shareholders Agreement, without consideration or for a consideration per share less than the Series A-1 Conversion Price in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the “Series A-1 Dilution Price”), then and in each such event the Series A-1 Conversion Price shall automatically be adjusted, as at the opening of business on the date of such issuance or sale, to a price equal to the Series A-1 Dilution Price, unless such adjustment of the Series A-1 Conversion Price is waived by the holders of a majority of the then outstanding Series A-1 Senior Preferred Shares.
     (ii) Determination of Consideration. For the purpose of making any adjustment to any Series A-1 Conversion Price or the number of Ordinary Shares issuable upon conversion of the Series A-1 Senior Preferred Shares, as provided above:
     (A) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;
     (B) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board, including the Series A-1 Director), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and
     (C) If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board, including the Series A-1 Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.
     (iii) Adjustments for Ordinary Share Equivalents. For the purpose of making any adjustment in any applicable Conversion Price provided in this Section 4.5(e), if at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares and the effective conversion price of such Ordinary Share Equivalents is less than a Series A-1 Conversion Price in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Series A-1 Conversion Price. The “Effective Series A-1 Conversion Price” means, with respect to any Ordinary Share Equivalents at a given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalents and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalents over (ii) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalents.
     (A) In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Series A-1 Conversion Price is less than a Series A-1 Conversion Price at such date, including, but not limited to, a change resulting from the antidilution provisions thereof, such Series A-1 Conversion Price shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Series A-1 Conversion Price applied;
     (B) If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, the Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Series A-1 Conversion Price which would have been in effect had such adjustment been made on the basis that (1) the only Additional Ordinary Shares to be issued on such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (2) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Ordinary Shares, the consideration received for the issue or sale of Ordinary Share Equivalent actually converted; and

     (C) For any Ordinary Share Equivalent with respect to which a Conversion Price has been adjusted under this Section 4.5(e)(iii)(C), no further adjustment of such Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.
     (f) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 4 are not strictly applicable, but the failure to make any adjustment to any Series A-1 Conversion Price would not fairly protect the conversion rights of the Series A-1 Senior Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 4, necessary to preserve, without dilution, the conversion rights of Series A-1 Senior Preferred Shares. If the holders of a majority of the then outstanding Series A-1 Senior Preferred Shares shall reasonably and in good faith disagree with such determination by the Company, then the Company shall appoint an internationally recognized investment banking firm, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of the Series A-1 Senior Preferred Shares and shall make the adjustments described therein.
     (g) Certificate of Adjustment. In the case of any adjustment or readjustment of a Series A-1 Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A-1 Senior Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Series A-1 Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of Series A-1 Senior Preferred Shares after such adjustment or readjustment.
     (h) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Series A-1 Conversion Price or the number or character of the Series A-1 Senior Preferred Shares as set forth herein, the Company shall give notice to the holders of Series A-1 Senior Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A-1 Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series A-1 Senior Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

     (i) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Series A-1 Senior Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A-1 Senior Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A-1 Senior Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.
     (j) Notices. All notices and other communications given or made pursuant to this Article 4 shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three (3) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.
     (k) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Series A-1 Senior Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Series A-1 Senior Preferred Share so converted were registered.
ARTICLE 5
SERIES A CONVERSION
     The holders of the Series A Preferred Shares shall have the following rights described below with respect to the conversion of the Series A Preferred Shares into Ordinary Shares. Subject to the provisions of Section 5.2, the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A Preferred Share shall be the quotient of the Series A Share Price divided by the then-effective Series A Conversion Price (as defined below). For the avoidance of doubt, subject to the provisions of Section 5.2, the initial conversion ratio for Series A Preferred Shares to Ordinary Shares shall be 1:1, and subject to adjustments of the Series A Conversion Price, as set forth below:
     5.1 Optional Conversion.
     (a) Subject to and in compliance with the provisions of this Section 5.1(a) and subject to compliance with the requirements of the Law, any Series A Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable Ordinary Shares based on the then-effective Series A Conversion Price.
     (b) The holder of any Series A Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Series A Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Series A Preferred Shares upon the conversion of such Series A Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Series A Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.
     5.2 Automatic Conversion.
     (a) Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, the Series A Preferred Shares shall automatically be converted into Ordinary Shares upon (i) the prior written consent of the holders of more than sixty-seven percent (67%), of the then-outstanding Series A Preferred Shares or (ii) the closing of a Qualified IPO, based on the then-effective Series A Conversion Price.
     (b) The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Series A Preferred Shares unless the certificate or certificates evidencing such Series A Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Series A Preferred Shares, or the holder thereof notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Series A Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Series A Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Series A Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Series A Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.
     5.3 Mechanics of Conversion. The conversion hereunder of any Series A Preferred Share (the “Series A Conversion Share”) shall be effected in the following manner:
     (a) The Company shall redeem the Series A Conversion Share for aggregate consideration (the “Series A Redemption Amount”) equal to (a) the aggregate par value of any shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board (including a Series A Director), of any other assets which are to be distributed upon such conversion.
     (b) Concurrent with the redemption of the Series A Conversion Share, the Company shall apply the Series A Redemption Amount for the benefit of the holder of the Series A Conversion Share to pay for any shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.
     (c) Upon application of the Series A Redemption Amount, the Company shall issue to the holder of the Series A Conversion Share all shares issuable, and distribute to such holder all other assets distributable, upon such conversion.
     5.4 Initial Series A Conversion Price. The “Series A Conversion Price” shall initially equal the Series A Share Price, and shall be adjusted from time to time as provided below in Section 5.5.
     5.5 Adjustments to Series A Conversion Price.
     (a) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Series A Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
     (b) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Series A Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Series A Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.
     (c) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Series A Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Series A Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.
     (d) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Series A Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Series A Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.
     (e) Sale of Shares below the Series A Conversion Price.
     (i) Full Ratchet Adjustment. In the event the Company shall issue or sell Additional Ordinary Shares (other than Additional Ordinary Shares issued or deemed to be issued pursuant to this Section 5.5(a) and Section 5.5(b)), after the date of the Shareholders Agreement, without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the “Series A Dilution Price”), then and in each such event the Series A Conversion Price shall automatically be adjusted, as at the opening of business on the date of such issuance or sale, to a price equal to the Series A Dilution Price, unless such adjustment of the Series A Conversion Price is waived by the holders of more than sixty-seven percent (67%) of the then outstanding Series A Preferred Shares.
     (ii) Determination of Consideration. For the purpose of making any adjustment to any Series A Conversion Price or the number of Ordinary Shares issuable upon conversion of the Series A Preferred Shares, as provided above:
     (A) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;
     (B) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board, including the Series A Director), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

     (C) If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board, including the Series A Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.
     (iii) Adjustments for Ordinary Share Equivalents. For the purpose of making any adjustment in any applicable Series A Conversion Price provided in this subsection (e), if at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares and the effective conversion price of such Ordinary Share Equivalents is less than a Series A Conversion Price in effect immediately prior to such issuance, then, in each such case, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Series A Conversion Price. The “Effective Series A Conversion Price” means, with respect to any Ordinary Share Equivalents at a given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalents and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalents over (ii) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalents.
     (A) In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalents where the resulting Effective Series A Conversion Price is less than a Series A Conversion Price at such date, including, but not limited to, a change resulting from the antidilution provisions thereof, such Series A Conversion Price shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, such Effective Series A Conversion Price applied;
     (B) If any right to exercise, convert or exchange any Ordinary Share Equivalents shall expire without having been fully exercised, the Series A Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Series A Conversion Price which would have been in effect had such adjustment been made on the basis that (1) the only Additional Ordinary Shares to be issued on such Ordinary Share Equivalents were such Additional Ordinary Shares, if any, as were actually issued or sold in the exercise, conversion or exchange of any part of such Ordinary Share Equivalents prior to the expiration thereof and (2) such Additional Ordinary Shares, if any, were issued or sold for (x) the consideration actually received by the Company upon such exercise, conversion or exchange, plus (y) where the Ordinary Share

Equivalents consist of options, warrants or rights to purchase Ordinary Shares, the consideration, if any, actually received by the Company for the grant of such Ordinary Share Equivalents, whether or not exercised, plus (z) where the Ordinary Share Equivalents consist of shares or securities convertible or exchangeable for Ordinary Shares, the consideration received for the issue or sale of Ordinary Share Equivalent actually converted; and
     (C) For any Ordinary Share Equivalent with respect to which a Series A Conversion Price has been adjusted under this Section 5.5(e)(iii)(C), no further adjustment of such Series A Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.
     (f) Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 5 are not strictly applicable, but the failure to make any adjustment to any Series A Conversion Price would not fairly protect the conversion rights of the Series A Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 5, necessary to preserve, without dilution, the conversion rights of Series A Preferred Shares. If the holders of more than sixty-seven percent (67%) of the then outstanding Series A Preferred Shares shall reasonably and in good faith disagree with such determination by the Company, then the Company shall appoint an internationally recognized investment banking firm, which shall give their opinion as to the appropriate adjustment, if any, on the basis described above. Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of such Series A Preferred Shares and shall make the adjustments described therein.
     (g) Certificate of Adjustment. In the case of any adjustment or readjustment of a Series A Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Series A Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of Series A Preferred Shares after such adjustment or readjustment.
     (h) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Series A Conversion Price or the number or character of the Series A Preferred Shares as set forth herein, the Company shall give notice to the holders of Series A Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series A Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.
     (i) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.
     (j) Notices. All notices and other communications given or made pursuant to this Article 5 shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three (3) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.
     (k) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Series A Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Series A Preferred Share so converted were registered.
ARTICLE 6
ACTS OF THE COMPANY
     6.1 In addition to, and subject always to complying with any other requirements set out in the Articles, the Shareholders Agreement and/or the laws of the Cayman Islands and/or other laws at competent jurisdiction, the following acts of the Company shall require the prior written approval of at least a majority of the holders of the Series A-1 Senior Preferred Shares:
     (a) Any action that authorizes, creates or issues any class of the Company securities having preferences superior to or on parity with the Series A-1 Senior Preferred Shares or any other securities of the Company (other than with respect to any Series A-1 Option Shares);

     (b) Any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on parity with the preference of the Series A-1 Senior Preferred Shares;
     (c) Consolidation or merger with or into any other business entity, or the disposition of assets in excess of US$2,000,000 (individually or in the aggregate), or the sale or the license out of all or substantially all of the Company’s intellectual property rights;
     (d) Any amendment to the Articles;
     (e) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A-1 Senior Preferred Shares;
     (f) Any action that repurchases, redeems or retires any of the Company’s voting securities;
     (g) Approving the Company’s initial public offering, including, selection of the listing exchange, any financial advisors, underwriters, or approval of the valuation and terms and conditions for a the Company’s initial public offering;
     (h) Approving any form of merger or consolidation;
     (i) Any Liquidation Event; and
     (j) Issuance of debt over US$2,000,000 in a single transaction or series of related transactions.
     6.2 In addition to, and subject always to complying with any other requirements set out in the Articles and/or the laws of the Cayman Islands and/or other laws at competent jurisdiction, the following acts of the Company shall require the prior written approval of the holders of more than sixty-seven percent (67%) of the Series A Preferred Shares:
     (a) Any action that authorizes, creates or issues any class of the Company securities having preferences superior to or on parity with the Series A Preferred Shares or any other securities of the Company (other than with respect to any Series A-1 Option Shares);
     (b) Any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on parity with the preference of the Series A Preferred Shares;
     (c) Consolidation or merger with or into any other business entity, or the disposition of assets in excess of US$2,000,000 (individually or in the aggregate), or the sale or the license out of all or substantially all of the Company’s intellectual property rights;
     (d) Any amendment to the Articles (other than amendments necessary to undergo the Company’s initial public offering approved under Section 6.1(g) above);
     (e) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Shares;
     (f) Any action that repurchases, redeems or retires any of the Company’s voting securities;
     (g) Approving the Company’s initial public offering, including, selection of the listing exchange, any financial advisors, underwriters, or approval of the valuation and terms and conditions for a the Company’s initial public offering;
     (h) The liquidation or dissolution of the Company;
     (i) Any Liquidation Event; and
     (j) Issuance of debt over US$2,000,000 in a single transaction or series of related transactions.
     6.3 Notwithstanding anything to the contrary, the following acts of any members of Company Group shall require the prior written approval of all Directors of the Board of the Company, which shall include the affirmative vote of each of a Series A Director and a Series A-1 Director (for the purpose of this Section 6.3, the term Company below shall also include the members of the Company Group):
     (a) Making any loans by the Company to any Director, officer or employee outside the ordinary course of business consistent with past practices;
     (b) Declaration of dividends or other distributions and any changes in the dividend policy of the Company;
     (c) Adoption and implementation of the annual operating budget or strategic plans, which, once approved, shall not deviate from such operating budget or strategic plans;
     (d) Approval, adoption, amendment or administration of the ESOP;
     (e) Initiation and settlement of any material litigation where the amount claimed or in dispute exceeds US$500,000;
     (f) Any issuance of equity or debt securities of the Company (in a single transaction or a series of related transactions) (other than with respect to the Series A-1 First Option Shares or Series A-1 Second Option Shares);
     (g) Sale, mortgage, pledge, lease, transfer or otherwise disposition of any of the assets of the Company which are (i) outside the ordinary course of business, or (ii) in excess of US$500,000 in the aggregate over any twelve (12) months;
     (h) Approval or amendment of any quarterly and annual budget, business plan and operating plan (including any capital expenditure budget, operating budget and financing plan) of the Company;

     (i) Engaging in any business materially different from that described in the then current business plan, change of the name of the Company or ceasing any business undertaking of the Company;
     (j) Incurrence of any indebtedness or assumption of any financial obligation, or assumption, guarantee or creation of any liability for borrowed money in excess of US$500,000 in the aggregate at any time outstanding unless such liability is incurred pursuant to the then current business plan;
     (k) Any expenditure or other purchase of tangible or intangible assets in excess of US$1,000,000 in the aggregate over any twelve (12) months unless such expenditure or purchase is made pursuant to the then current business plan;
     (l) Entering into any material agreement or contract with any party or group of related parties under which the Company’s aggregate commitments, pledge or obligations to such party or group of related parties;
     (m) Any material change in the accounting methods or policies or appointment or change of the auditors of the Company;
     (n) Disposition of or dilution of the Company’s interest, directly or indirectly, in any of its subsidiaries;
     (o) Appointment, removal, and determination of the remuneration of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Vice President or General Manager of the Company and any material subsidiaries of the Company; and
     (p) All accounts holding cash of the Company shall be established such that any expenditure exceeding RMB1,000,000, not relating to the core business or not included in the annual business plan of the Company, shall require the signature of each of a Series A Director and Series A-1 Director. Such threshold may be adjusted with the consent of each of the Series A Director and Series A-1 Director, with written notice to the Company and such other documents as may be required by the applicable financial institutions.
ARTICLE 7
REDEMPTION RIGHTS
     7.1 Redemption of Series A-1 Senior Preferred Shares.
     (a) Right to Redemption. If the Company fails to complete a Qualified IPO or a Trade Sale at any time prior to the five (5) year anniversary of the Initial Series A-1 Closing Date, any holder of Series A-1 Senior Preferred Share(s) may, at any time on or after the fifth anniversary of the Initial Series A-1 Closing Date, require that the Company redeem all or a portion of the Series A-1 Senior Preferred Shares then held by such holder, in accordance with the following terms. In the event that that a holder of the then outstanding Series A-1 Senior Preferred Shares is entitled to require the Company to redeem all or a portion of its outstanding Series A-1 Senior Preferred Shares, and such holder (the “Requesting Senior Holder”) decides to require the

Company to redeem all or a portion of its outstanding Series A-1 Senior Preferred Shares, the Requesting Senior Holder shall give a notice (the “Senior Redemption Notice”) to the Company of its intention. The Company shall promptly, and in any event within ten (10) business days from the receipt of the Senior Redemption Notice, forward a copy of the Senior Redemption Notice to each holder of record of Series A-1 Senior Preferred Shares, at the address last shown on the records of the Company for such holder(s). The Senior Redemption Notice shall state (i) the number of the Series A-1 Senior Preferred Shares requested to be redeemed and (ii) the date on which the requested redemption shall be made by the Company (the “Senior Redemption Date”), which shall be a date not less than thirty (30) business days from the date of the Senior Redemption Notice. Within fifteen (15) business days after the receipt of the Senior Redemption Notice by the other holders of the Series A-1 Senior Preferred Shares, each of the other holders of the Series A-1 Senior Preferred Shares may exercise its right to require the Company to redeem all or a portion of its Series A-1 Senior Preferred Shares on the Senior Redemption Date by notifying the Company and each other holder of Series A-1 Senior Preferred Shares (including the Senior Requesting Holder) in writing of its intention, setting forth the number of the Series A-1 Senior Preferred Shares it requests to be redeemed on the Senior Redemption Date, but any failure or refusal by another holder to exercise its right within such fifteen (15) business day period shall not be deemed a waiver by such holder nor prejudice any right of such holder to require the Company to redeem all or a portion of its Series A-1 Senior Preferred Shares at a later date. Any payment of the Senior Redemption Price (as defined below) shall be made by the Company to all holders whose Series A-1 Senior Preferred Shares are to be redeemed on the same Senior Redemption Date (collectively, the “Senior Redeeming Holders” and each, a “Senior Redeeming Holder”) pro rata based on the Total Senior Redemption Amount due to each Senior Redeeming Holder in proportion to the aggregate Total Senior Redemption Amount payable by the Company.
     (b) Senior Redemption Price. The redemption price for each Series A-1 Senior Preferred Share redeemed pursuant to this Section 7.1 shall be the sum of (x) an amount equal to one hundred percent (100%) of the Series A-1 Senior Share Price (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) (the “Senior Redemption Price”), (y) an amount equal to all dividends accrued and unpaid with respect to such Series A-1 Senior Preferred Shares accrued up to and including the date that the Senior Redeeming Holder receives full payment of the Senior Redemption Price (the “Senior Full Payment Date”) and (z) interest accrued on the Senior Redemption Price at the rate of fifteen percent (15%) per annum compounded annually from the Applicable Closing Date with respect to such shares up to and including the Senior Full Payment Date (the aggregate sum of (x), (y) and (z) being the “Total Senior Redemption Amount”).
     (c) Closing. The closing (the “Senior Redemption Closing”) of the redemption of any Series A-1 Senior Preferred Shares pursuant to this Section 7.1 will take place within sixty (60) days of the date of the Senior Redemption Notice at the offices of the Company, or such later date or other place as the Senior Redeeming Holders and the Company may mutually agree upon in writing. At the Senior Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Series A-1 Senior Preferred Share with respect to which the Company has received a Senior Redemption Notice by paying in cash therefor the Total Senior Redemption Amount against surrender by the Senior Redeeming Holder at the Company’s principal office of the certificate representing such share.

From and after the Senior Redemption Closing all rights of the Senior Redeeming Holder of the relevant Series A-1 Senior Preferred Share will cease subject to the Senior Redeeming Holder having received the full amount of the Total Senior Redemption Amount from the Company, and such Series A-1 Senior Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.
     7.2 Redemption of Series A Preferred Shares.
     (a) Right to Redemption. If the Company fails to complete a Qualified IPO or a Trade Sale at any time prior to the five (5) year anniversary of the Initial Series A-1 Closing Date, any holder of Series A Preferred Shares may, at any time on or after the fifth anniversary of the Initial Series A-1 Closing Date, require that the Company redeem all or a portion of the Series A Preferred Shares then held by such holder, in accordance with the terms of this Section 7.2. Notwithstanding the foregoing, at no time shall the Company redeem all or a portion of the Series A Preferred Shares without the prior written consent of one hundred percent (100%) of the holders of the Series A-1 Senior Preferred Shares then outstanding. In the event that that a holder of the then outstanding Series A Preferred Shares is entitled to require the Company to redeem all or a portion of its outstanding Series A Preferred Shares, and such holder (the “Requesting Series A Holder”) decides to require the Company to redeem all or a portion of its outstanding Series A Preferred Shares, the Requesting Series A Holder shall give a notice (the “Series A Redemption Notice”) to the Company of its intention. The Company shall promptly, and in any event within ten (10) business days from the receipt of the Series A Redemption Notice, forward a copy of the Series A Redemption Notice to each holder of record of a Series A Preferred Shares, at the address last shown on the records of the Company for such holder(s). The Series A Redemption Notice shall state (i) the number of the Series A Preferred Shares requested to be redeemed and (ii) the date on which the requested redemption shall be made by the Company (the “Series A Redemption Date”) which shall be a date not less than thirty (30) business days from the date of the Series A Redemption Notice. Within fifteen (15) business days after the receipt of the Series A Redemption Notice by the other holders of the Series A Preferred Shares, each of the other holders of the Series A Preferred Shares may exercise its right to require the Company to redeem all or a portion of its Series A Preferred Shares on the Series A Redemption Date by notifying the Company and each other holder of Series A Preferred Shares (including the Requesting Series A Holder) in writing of its intention, setting forth the number of the Series A Preferred Shares it requests to be redeemed on the Series A Redemption Date, but any failure or refusal by another holder to exercise its right within such fifteen (15) business day period shall not be deemed a waiver by such holder nor prejudice any right of such holder to require the Company to redeem all or a portion of its Series A Preferred Shares at a later date. Any payment of the Series A Redemption Price (as defined below) shall be made by the Company to all holders whose Series A Preferred Shares are to be redeemed on the same Redemption Date (collectively, the “Redeeming Series A Holders” and each, a “Redeeming Series A Holder”) pro rata based on the Series A Total Redemption Amount due to each Redeeming Series A Holder in proportion to the aggregate Series A Total Redemption Amount payable by the Company.
     (b) Series A Redemption Price. The redemption price for each Series A Preferred Share redeemed pursuant to this Section 7.2 shall be the sum of (x) an amount equal to one hundred percent (100%) of the Series A Share Price (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) (the “Series A Redemption Price”), (y) an amount equal to all dividends accrued and unpaid with respect to such Series A Preferred Share accrued up to and including the date that the Redeeming Series A Holder receives full payment of the Series A Redemption Price (the “Series A Full Payment Date”) and (z) interest accrued on the Series A Redemption Price at (1) the initial rate of twenty-five percent (25%) per annum compounded annually from the date of issuance of the relevant Series A Preferred Share up to the Initial Series A-1 Closing Date and (2) thereafter at fifteen percent (15%) per annum compounded annually from the Initial Series A-1 Closing Date up to and including the Series A Full Payment Date (the aggregate sum of (x), (y) and (z) being the “Series A Total Redemption Amount”).
     (c) Series A Redemption Closing. The closing (the “Series A Redemption Closing”) of the redemption of any Series A Preferred Shares pursuant to this Section 7.2 will take place within sixty (60) days of the date of the Series A Redemption Notice at the offices of the Company, or such later date or other place as the Redeeming Series A Holders and the Company may mutually agree in writing. At the Series A Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Series A Preferred Share with respect to which the Company has received a Series A Redemption Notice by paying in cash therefor the Series A Total Redemption Amount against surrender by the Redeeming Series A Holders at the Company’s principal office of the certificates representing such shares. From and after the Series A Redemption Closing all rights of the Redeeming Series A Holder of the relevant Series A Preferred Share will cease subject to the Redeeming Series A Holder having received the full amount of the Series A Total Redemption Amount from the Company, and such Series A Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.
     7.3 Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 7.1 or 7.2 is due are insufficient to pay in full all redemption payments to be paid at either the Senior Redemption Closing or the Series A Redemption Closing, as applicable, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due. Without limiting any rights of the holders of Series A-1 Senior Preferred Shares or the Series A Preferred Shares, as applicable, which are set forth in the Shareholders Agreement or the Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

     7.4 Priority of Series A-1 Senior Preferred Shares. The rights of the holders of Series A Preferred Shares under this Article 7 are subordinate to the rights of the holders of Series A-1 Senior Preferred Shares hereunder and, in furtherance of the foregoing, (i) in the event any Senior Redemption Notice is outstanding, no amounts shall be paid in respect of any Series A Preferred Shares to be redeemed pursuant to Section 7.2 above prior to the full payment of the applicable Total Senior Redemption Amount and (ii) notwithstanding any consent granted by the holders of the Series A-1 Senior Preferred Shares pursuant to Section 7.2(a) above, at any time prior to the Series A Redemption Closing, any holder of Series A-1 Senior Preferred Shares may revoke its consent granted pursuant to Section 7.2(a) above in its sole discretion by providing written notice to the Company, the holder of Series A-1 Senior Preferred Shares and the holders of Series A Preferred Shares prior to the consummation of the redemption contemplated by Section 7.2.
ARTICLE 8
RESTRICTION ON TRANSFER
     8.1 No Restricted Shareholder (as defined below) shall directly or indirectly transfer, mortgage, pledge or otherwise dispose of or encumber or grant a security interest, lien, charge, privilege or similar right in or on any of the Shares except and in accordance with the provisions herein contained and in accordance with the Shareholders Agreement
     8.2 Prohibition on Transfer of Shares.
     (a) General.
     Except as provided in Sections 8.3 through 8.5 of this Schedule A, any holder (whether directly or indirectly) of Series A Preferred Shares and Ordinary Shares of the Company other than the holders of Ordinary Shares converted from Series A-1 Senior Preferred Shares or otherwise held by Silver Lake or its Affiliates (each a “Restricted Shareholder”), regardless of any such holder’s employment status with the Company, may not transfer any direct or indirect interest in any Equity Securities of the Company now or hereafter owned or held by such Person prior to a Qualified IPO except for transfers in compliance with this Article 8, unless otherwise approved in writing by the majority of the Board, including the approval of each of the Series A-1 Director and Series A Director. For the purposes hereof, redemption or repurchase of shares by the Company shall not be prohibited under this Section 8.2.
     (b) Prohibited Transfers Void.
     Any transfer of Equity Securities by a Restricted Shareholder not made in compliance with this Agreement shall be null and void as against the Company and the Holders, shall not be recorded on the books of the Company and shall not be recognized by the Company.
     8.3 Rights of First Refusal.
     (a) Transfer Notice.
     Prior to the closing of a Qualified IPO, if a Restricted Shareholder proposes to transfer the Equity Securities he or it directly or indirectly holds in the Company to one or more third parties pursuant to an understanding with such third parties (a “Transfer”, and such holder a “Transferor”), then the Transferor shall, subject to the applicable statutory provisions and the Articles, give the Company written notice of the Transferor’s intention to make the Transfer (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) subject to any applicable non-disclosure agreement with such third party, the identity of the prospective transferee, and (iii) the consideration and the terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.
     (b) Company’s Option.
     (i) The Company shall have an option for a period of fifteen (15) days following the receipt of the Transfer Notice to elect to purchase all of the Offered Shares (not in part) at the same price and subject to the same material terms and conditions as described in the Transfer Notice, subject further to complying with all the applicable statutory provisions (including, without limitation, the Companies Law of the Cayman Islands) and the Articles.
     (ii) The Company may exercise such purchase option and, thereby, purchase all of the Offered Shares, by notifying the Transferor in writing, before expiration of the fifteen (15) day period that it wishes to purchase all of the Offered Shares.
     (iii) If the Company gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed by the Transferor and the Company and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 8.3(d) or if later, the day on which all the mandatory statutory procedures shall have been completed.
     (iv) Regardless of any other provision herein, if the Company, declines in writing, or fails to exercise its purchase option pursuant to this Section 8.3 with respect to all (and not less than all) Offered Shares, then the Transferor shall be under no obligation to transfer the Offered Shares to the Company pursuant to this Section 8.3 and shall then be required to provide a Transfer Notice regarding the Offered Shares to the Holders (the “Holder Transfer Notice”) pursuant to Section 8.3(c).
     (v) The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not the Company has elected to purchase under this Section 8.3 any Offered Shares offered thereby.

     (c) Holders’ Option.
     (i) If the Company at any time elects not to purchase all of the Offered Shares pursuant to its right of first refusal in Section 8.3(b) hereof, then each Holder shall have an option for a period of fifteen (15) days following such Holder’s receipt of the Holder Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Holder Transfer Notice.
     (ii) Each such Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any re-allotment as provided below) of the Offered Shares, by notifying the Transferor and the Company in writing, before expiration of the fifteen (15) day period as to the number of such shares that it wishes to purchase (including any re-allotment).
     (iii) Each such Holder’s pro rata share of the Offered Shares shall be a fraction, the numerator of which shall be the number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) owned by such Holder on the date of the Holder Transfer Notice and the denominator of which shall be the total number of Equity Securities (assuming the exercise, conversion and exchange of any Ordinary Share Equivalents) held by all Holders on such date, multiplied by the Offered Shares.
     (iv) If any Holder fails to exercise such purchase option pursuant to this Section 8.3, the Transferor shall give notice of such failure (the “Re-allotment Notice”) to each other Holder that elected to purchase its entire pro rata share of the Offered Shares (the “Purchasing Holders”). Such Re-allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Purchasing Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Re-allotment Notice was given to elect to increase the number of Offered Shares they agreed to purchase under Section 8.3(c)(iii) to include their respective pro rata share of the Offered Shares contained in any Re-allotment Notice.
     (v) Subject to applicable securities laws, the Holder shall be entitled to apportion Offered Shares to be purchased among its partners and Affiliates upon written notice to the Company and the Transferor.
     (vi) If a Holder gives the Transferor notice that it desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased at a place agreed by the Transferor and all the participating Holders and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the Holders’ receipt of the Holder Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 8.3(d).

     (vii) Regardless of any other provision herein contained, if the Holders decline in writing, or fail to exercise their purchase option pursuant to this Section 8.3(c) with respect to all (and not less than all) Offered Shares, the Transferor shall be under no obligation to transfer the Offered Shares to the Holders or the Company pursuant to this Section 8.3 and instead shall be free to sell such Offered Shares pursuant to the Holder Transfer Notice, subject to Sections 8.4 and 8.5 hereunder.
     (viii) The Transferor shall have the right to terminate or withdraw any Holder Transfer Notice and any intent to transfer Offered Shares at any time, whether or not any Holder has elected to purchase under this Section 8.3(c) any Offered Shares offered thereby.
     (ix) If the Company or any Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date of the completion of the relevant share transfers, the Transferor will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from the Company or such Holder in accordance with the terms herein contained, and the Transferor will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for cancellation or transfer to such Holder.
     (x) In the event that the Company or Holders have not elected to purchase all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale right of the Holders as set forth in Section 8.4 below.
     (d) Valuation of Property.
     (i) Should the purchase price specified in the Transfer Notice or Holder Transfer Notice be payable in property other than cash or evidences of indebtedness, the Holders or the Company, as the case may be, shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.
     (ii) If the Transferor, on the one hand, and the Holders or the Company, as the case may be, on the other hand, cannot agree on such cash value within seven (7) days after the Holders’ receipt of the Holder Transfer Notice or the Company’s receipt of the Transfer Notice, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Transferor and the Holders or the Company, as the case may be, or, if they cannot agree on an appraiser within ten (10) days after the Holders’ receipt of the Holder Transfer Notice or the Company’s receipt of the Transfer Notice, each shall select an appraiser of internationally recognized standing and the two (2) appraisers shall designate a third appraiser of internationally recognized standing, whose appraisal shall be determinative of such value.
     (iii) The cost of such appraisal shall be shared equally by the Transferor and the Holders or the Company, as the case may be, with the half of the cost borne by the Holders to be borne pro rata by each Holder based on the number of shares such Holder has elected to purchase pursuant to this Article 8.
     (iv) If the value of the purchase price offered by the prospective transferee is not determined within the time limit specified in Section 8.3(b)(ii) or Section 8.3(c)(vi) above, the closing of the Holders’ or the Company’s purchase shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this Section 8.3(d).
     8.4 Right of Co-Sale.
     (a) To the extent the applicable Holders do not exercise their respective right of first refusal as to all of the Offered Shares pursuant to Section 8.3, each Holder that did not exercise its right of first refusal as to any of the Offered Shares pursuant to Section 8.3 shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within fifteen (15) days after receipt of the Holder Transfer Notice referred to in Section 8.3(b) (each such Holder, a “Selling Holder”).
     (i) Such Selling Holder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.
     (ii) To the extent one or more of the Holders exercises such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.
     (b) Each Selling Holder may elect to sell such number of Equity Securities that in the aggregate equals to the total number of Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 8.3 hereof on a pro rata basis. Each Selling Holder may elect to sell such number of Equity Securities that equals to the product of (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 8.3 hereof multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on as-if-converted basis which include the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (on as-if-converted basis which include the number of Ordinary Shares that would be issuable upon the exercise, conversion or exchange of Ordinary Share Equivalents) owned by all Selling Holders on the date of the Transfer Notice.
     (c) If any Selling Holder fails to exercise such co-sale option pursuant to this Section 8.4, the Transferor shall give notice of such failure (the “Co-Sale Re-allotment Notice”) to each other Selling Holders that elected to sell its entire pro rata share of the Offered Shares (the “Co-Sale Selling Holders”). Such Co-Sale Re-allotment Notice may be made by telephone if confirmed in writing within two (2) days. The Co-Sale Selling Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Co-Sale Re-allotment Notice was given to elect to increase the number of Equity Securities they agreed to sell under Section 8.4(b) to include their respective pro rata share of the Equity Securities to be sold contained in any Co-Sale Re-allotment Notice.
     (d) Each Selling Holder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Holder elects to sell; provided, however that if the prospective third-party purchaser objects to the delivery of any Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Holder shall only deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.
     (e) The share certificate or certificates that a Selling Holder delivers to the Transferor pursuant to Section 8.4(d) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale.
     (f) To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Holder such shares or other securities that such Selling Holder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.
     8.5 Non-Exercise of Rights.
     (a) Subject to any other applicable restrictions on the sale of such shares, to the extent that the Holders have not exercised their rights to purchase the Offered Shares within the time periods specified in Section 8.3 and the Holders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Section 8.4, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares, as the case may be, to the third-party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice.
     (b) In the event the Transferor does not consummate the sale or disposition of the Offered Shares within one hundred and twenty (120) days from the expiration of such rights, the Holders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms herein contained.
     (c) The exercise or non-exercise of the rights of the Holders under this Article 8 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

     8.6 Limitations to Rights of First Refusal and Co-Sale.
     (a) Notwithstanding the provisions of this Article 8 and in the Shareholders Agreement, either Founder may sell or otherwise assign, up to five percent (5%) of Equity Securities held by him as of the Initial Series A-1 Closing Date, to any Person, and such sale or assignment shall be subject to only each of the applicable Holders’ right of first refusal under Section 8.3 and co-sale right under Section 8.4 under the same terms and conditions, provided that (i) only one transfer is permitted and any additional transfer shall require the prior consent of each Investor and (ii) each such transferee, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to the Holders, assuming the obligations of the Restricted Shareholders herein contained, including but not limited to Section 8.2 hereof, with respect to the transferred securities.
     (b) In addition to the provisions of Section 8.6(a), any Restricted Shareholder that is (x) an individual person may sell or otherwise assign, with or without consideration, up to five percent (5%) of Equity Securities now or hereafter held by such holder, to an entity wholly-owned by such holder, or to a spouse or child of such holder, or to a trust, custodian, trustee, or other fiduciary for the account of any of the foregoing, or to a trust for such holder’s account or (y) an entity may sell or otherwise assign, with or without consideration, one hundred percent (100%) of its Equity Securities to an Affiliate of such entity (collectively, the “Permitted Transferees” and each, a “Permitted Transferee”) and, in each case, such sale or assignment shall not be subject to Sections 8.2, 8.3 or 8.4, provided that (i) with respect to any transfer pursuant to clause (x), only one transfer to Permitted Transferees is permitted and any additional transfer by any holder of Equity Securities to a Permitted Transferee shall require the prior consent of the Investors (which such consent shall not be unreasonably withheld or delayed), (ii) each such Permitted Transferee, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance reasonably satisfactory to the Holders, assuming the obligations of the Restricted Shareholders herein contained, including but not limited to Section 8.2 hereof, with respect to the transferred securities and (iii) with respect to clause (x), each Permitted Transferee shall have executed and delivered to the transferring Restricted Shareholder (with a copy to the Company) an irrevocable, unconditional and permanent power of attorney, all in form and manner reasonably satisfactory to the Holders, effective immediately after the closing of such sale or assignment, appointing the transferring Restricted Shareholder (or such holder existing attorney-in-fact) as such Permitted Transferee’s attorney-in-fact and authorizing him to vote, in his absolute discretion as the attorney-in-fact of the Permitted Transferee, any and all Equity Securities of the Company owned by such Permitted Transferee with respect to any Company related matters.
     8.7 Change in Control. For purposes of the transfer restrictions herein contained, a transaction or series of transactions that result in a change in Control of a shareholder shall be deemed to constitute a Transfer of such Restricted Shareholders’ Equity Securities.
     8.8 Termination. This Article 8 shall terminate on the earlier of (i) the closing of the Qualified IPO or (ii) a Liquidation Event.
     8.9 Preferred Share Transfers. The sale or transfer of any Equity Securities by (i) the holders of Series A-1 Senior Preferred Shares (in their capacity as such) shall not be subject to any right of first refusal, co-sale rights or any other contractual conditions or restrictions on transfer except as may be required by Law (ii) the holders of Series A Preferred Shares (in their capacity as such) shall only be subject to the right of first refusal co-sale rights set forth above as may be required by law.
ARTICLE 9
PREEMPTIVE RIGHT
     9.1 General. The Company hereby grants to each of the holders of then-outstanding Series A-1 Senior Preferred Shares and Series A Preferred Shares (each, a “Preferred Holder” and together the “Preferred Holders”) a right to purchase up to its pro rata shares of any New Securities that the Company may, from time to time, propose to sell or issue to any person or entity. A Preferred Holder’s “pro rata share” for purposes of this purchase right shall be determined according to the number of Ordinary Shares owned by such Preferred Holder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents) in relation to the total number of Ordinary Shares of the Company outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Ordinary Share Equivalents).
     9.2 Issuance Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give each Preferred Holder written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. The Preferred Holder shall have fifteen (15) days after the receipt of such notice to agree to purchase such New Securities (as determined in Section 9.1 above) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. Failure by a Preferred Holder to give notice within such fifteen (15) day period shall be deemed to constitute a decision by such Preferred Holder not to exercise its purchase rights with respect to such issuance of New Securities.
     9.3 Over Allotment. If any Preferred Holder fails to exercise its right to purchase its full pro rata share of any New Securities (each, a “Non-Exercising Holder”), the Company shall, within five (5) days after the expiration of the fifteen (15) day period described in Section 9.2 above, deliver written notice specifying the aggregate number of unpurchased New Securities that were eligible for purchase by all Non-Exercising Holders (the “Remaining Securities”) to each Preferred Holder that exercised its right to purchase its full pro rata share of the New Securities (each, an “Exercising Holder”). Each Exercising Holder shall have a right of overallotment, and may exercise an additional right to purchase the Remaining Securities by notifying the Company in writing within fifteen (15) days after receipt of the notice by the Company pursuant to the prior sentence of this Section 9.3; provided, however, that if the Exercising Holders desire to purchase in aggregate more than the number of Remaining Securities, then the Remaining Securities will be allocated to the extent necessary among the Exercising Holders in accordance with their relative pro rata shares.
     9.4 Sales by the Company. For a period of one hundred twenty (120) days following the expiration of the fifteen (15) day period as described in Section 9.2 above (or the fifteen (15) day period as described in Section 9.3 above, if applicable), the Company may sell any New Securities with respect to which a Preferred Holder’s preemptive rights under this Article 9 were not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such one hundred twenty (120) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Holders in the manner provided in Section 9.1 above.
     9.5 Termination of Preemptive Rights. This Article 9 shall terminate on the earlier of (i) the closing of the Qualified IPO or (ii) a Liquidation Event.
ARTICLE 10
DEFINITIONS
     Words defined in the Articles shall have the same meanings herein unless otherwise stated. For the purposes of this Schedule A, the following terms shall have the meanings indicated.
     “Additional Ordinary Shares” means all Equity Securities issued by the Company, excluding those issued or issuable: (i) in accordance with any stock option plan or stock incentive plan approved by the Board; (ii) upon conversion or exercise of the Series A-1 Senior Preferred Shares (including any Series A-1 Option Shares); (iii) upon conversion or exercise of the Series A Preferred Shares, (iv) in connection with a bona fide business acquisition by the Company of another business, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise provided that such acquisition is approved in accordance with Article 6 of this Schedule A; (v) in a Qualified IPO; and (vi) pursuant to equipment lease financings or bank credit arrangements provided that such financing or arrangement is approved in accordance with Article 6 of this Schedule A.
     “Affiliates” means, with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.
     “Applicable Closing Date” means, (i) with respect to the Series A-1 Preferred Shares issued on the Initial Series A-1 Closing Date, the Initial Series A-1 Closing Date, and (ii) with respect to all other Series A-1 Senior Preferred Shares issued pursuant to any Series A-1 Option, the applicable Subsequent Closing Date.
     “CEF” means China Environmental Fund III, L.P., a limited liability partnership duly organized and existing under the laws of the Cayman Islands.
     “Company Group” means the Company, Eastern Well Holdings Limited, a Hong Kong company, Nuoxin Energy Technology (Shanghai) Co., Ltd., a PRC company, Jiangxi Nobao Electronics Co., Ltd., a PRC company, and any other direct or indirect Subsidiary of any members of the Company Group.
     “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at meetings of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
     “Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents of the Company.
     “ESOP” has the meaning ascribed to it in the Shareholders Agreement.
     “Founders” refers to Tai Feng Investment Limited, a company duly organized and validly existing under the Laws of the British Virgin Islands and wholly owned by Mr. Kwok Ping Sun.
     “Holders” means (i) with respect to a transfer of any Ordinary Shares (other than Ordinary Shares into which the Series A Preferred Shares are converted into) in accordance with Article 8 by a Restricted Shareholder, each Investor, together with their respective transferees and assigns who become holders of the Equity Securities in accordance to the terms hereof, and (ii) with respect to a transfer of any Series A Preferred Shares in accordance with Article 8 by a Restricted Holder, Silver Lake together with its respective transferees and assigns who become holders of the Equity Securities in accordance to the terms hereof.
     “IFRS” shall mean the International Financial Reporting Standards promulgated by the International Accounting Standards Board (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.
     “Initial Series A-1 Closing Date” shall mean October 21, 2010.
     “Investors” means Silver Lake and CEF.
     “Issuance Notice” has the meaning ascribed to it in Section 9.2 hereof.
     “Liquidation Event” has the meaning ascribed to it in Section 2.2 hereof.
     “New Securities” means, subject to the terms of Article 9 hereof, any newly issued Equity Securities of the Company, except for (i) up to 5,000,000 Ordinary Shares issued pursuant to the employee stock option plan or any Ordinary Shares Equivalent issued to the employees, consultants, officers or directors of the Company Group pursuant to other share option, share purchase or share bonus plan, agreement or arrangement to be approved by the Compensation Committee from time to time (including any Ordinary Shares issued on or prior to

Initial Series A-1 Closing Date pursuant to the ESOP); (ii) securities issued upon conversion of any Preferred Shares (including any Series A-1 Option Shares) or exercise of any outstanding warrants or options, (iii) securities issued in connection with a bona fide acquisition of another business; (iv) securities issued in a Qualified IPO; (v) securities issued in connection with any share split, share dividend, combination, recapitalization or similar transaction of the Company; (vi) Ordinary Shares issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board (including the Series A Director and the Series A-1 Director); (vii) any Series A-1 Option Shares issued in connection with the Series A-1 Options (and any Ordinary Shares into which such Series A-1 Option shares may be converted); or (viii) any other issuance of Equity Securities whereby each Investor gives a written waiver of its rights under Article 9 hereof at each Investor’s sole discretion.
     “Non-Exercising Holder” has the meaning ascribed to it in Section 9.3 hereof.
     “Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A-1 Senior Preferred Shares and the Series A Preferred Shares.
     “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.
     “Preferred Holders” has the meaning ascribed to it in Section 9.1 hereof.
     “Preferred Shares” means the Series A-1 Senior Preferred Shares and the Series A Preferred Shares.
     “Qualified IPO” means a firm commitment underwritten public offering of the Ordinary Shares in accordance with the terms of the Shareholders Agreement in which (1) the lead underwriter is an internationally recognized investment banking firm, (2) the securities are listed on an internationally recognized stock exchange, (3) the offering results in net proceeds to the Company of at least US$140,000,000 and (4) which represents an implied value of at least U.S.$9.00 per American Depository Share (i.e., $3.00 per Ordinary Share) (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions).
     “Redeeming Series A Holder” has the meaning ascribed to it in Section 7.2(a) hereof.
     “Redemption Amount” has the meaning ascribed to it in Section 4.3(a) hereof.
     “Redemption Closing” has the meaning ascribed to it in Section 7.2(c) hereof.
     “Redemption Date” has the meaning ascribed to it in Section 7.2(a) hereof.
     “Redemption Notice” has the meaning ascribed to it in Section 7.2(a) hereof.
     “Remaining Securities” has the meaning ascribed to it in Section 9.3 hereof.
     “Requesting Series A Holder” has the meaning ascribed to it in Section 7.2(a) hereof.

     “Requesting Senior Holder” has the meaning ascribed to it in Section 7.1(a) hereof.
     “Senior Full Payment Date” has the meaning ascribed to it in Section 7.1(b) hereof.
     “Senior Redeeming Holder” has the meaning ascribed to it in Section 7.1(a) hereof.
     “Senior Redemption Date” has the meaning ascribed to it in Section 7.1(a) hereof.
     “Senior Redemption Closing” has the meaning ascribed to it in Section 7.1(c) hereof.
     “Senior Redemption Notice” has the meaning ascribed to it in Section 7.1(a) hereof.
     “Senior Redemption Price” has the meaning ascribed to it in Section 7.1(b) hereof.
     “Series A Conversion Price” has the meaning ascribed to it in Article 5 hereof.
     “Series A Conversion Share” has the meaning ascribed to it in Section 5.3 hereof.
     “Series A Dilution Price” has the meaning ascribed to it in Section 5.5(e)(i) hereof.
     “Series A Full Payment Date” has the meaning ascribed to it in Section 7.2(b) hereof.
     “Series A Purchase Price” shall mean US$0.4076.
     “Series A Redemption Price” has the meaning ascribed to it in Section 7.2(b) hereof.
     “Series A Total Redemption Amount” has the meaning ascribed to it in Section 7.2(b) hereof.
     “Series A Share Price” shall mean US$0.4076. per Series A Preferred Share.
     “Series A-1 Conversion Price” has the meaning ascribed to it in Article 4 hereof.
     “Series A-1 Conversion Share” has the meaning ascribed to it in Section 4.3 hereof.
     “Series A-1 Dilution Price” has the meaning ascribed to it in Section 4.5(e)(i) hereof.
     “Series A-1 Options” has the meaning ascribed to such term in the Series A-1 Share Purchase Agreement.
     “Series A-1 Option Shares” has the meaning ascribed to it in the Series A-1 Share Purchase Agreement.
     “Series A-1 Purchase Price” shall mean US$2.1667.
     “Series A-1 Share Price” shall mean US$2.1667 per Series A-1 Senior Preferred Share.
     “Series A-1 Share Purchase Agreement” means that certain Series A-1 Senior Preferred Share Purchase Agreement, dated as of October 16, 2010, by and among Silver Lake, the

Company and the other Persons party thereto.
     “Shares” shall mean the issued and outstanding shares in the share capital of the Company.
     “Share Exchange Agreement” shall mean that certain Share Exchange Agreement entered into by and among the Company and other parties thereto on January 15, 2010.
     “Silver Lake” means SLP Noble Holdings Ltd., an exempted company incorporated with limited liability under the Laws of the Cayman Islands, and its respective affiliates, transferees and assignees.
     “Subsequent Closing Date” has the meaning ascribed to such term in the Series A-1 Share Purchase Agreement.
     “Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Company Group (excluding the Company).
     “Total Senior Redemption Amount” has the meaning ascribed to it in Section 7.1(b) hereof.
     “Trade Sale” means (a) an sale to a bona fide third party not affiliated with any party to the Shareholders Agreement to of all the Shares in the Company; or (b) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity; or (c) a sale or transfer of all or substantially all the Company’s properties and assets to any bona fide third person not affiliated with any party to the Shareholders Agreement.
Dated the 21st day of October, 2010.